Exhibit 3.29

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RITTENHOUSE FINANCIAL SERVICES, INC.

RITTENHOUSE FINANCIAL SERVICES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article FIRST of the Certificate of Incorporation of Rittenhouse Financial Services, Inc. (the “Corporation”) be amended to read in its entirety as follows:

“FIRST.  The name of the Corporation is Rittenhouse Asset Management, Inc.”

SECOND:  That in lieu of a meeting and vote of shareholders, the shareholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer this 15th day of October 2002.

RITTENHOUSE FINANCIAL SERVICES, INC.

		By:	/s/ Alan G. Berkshire
		Name:	Alan G. Berkshire
		Title:	Senior Vice President & Secretary

Attest:

By:	/s/ Larry W. Martin
Name:	Larry W. Martin
Title:	Assistant Secretary